UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2014

PERNIX THERAPEUTICS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-14494	33-0724736
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10863 Rockley Road Houston, Texas	77099
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 934-1825

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Pernix Therapeutics Holdings, Inc. (the “Company”) reports that a Stipulation of Dismissal was filed with the United States District Court for the Southern District of Texas (Houston Division) on January 29, 2014 in connection with the settlement of all claims brought against the Company by the former shareholders (the “Plaintiff Shareholders”) of Cypress Pharmaceuticals, Inc. (“Cypress”) and all claims brought against the Plaintiff Shareholders by Cypress in connection with the purchase of Cypress by the Company pursuant to the Securities Purchase Agreement by and among the Company, Cypress and the Plaintiff Shareholders (the “Purchase Agreement”).  As part of  the settlement, Pernix has agreed to pay $1,330,000 to the Plaintiff Shareholders on or before February 7, 2014, which amount was accrued at the time of the Cypress acquisition as a contingent consideration in the Company’s financial statements.  In exchange for this payment, both parties released all claims against the other parties, which includes the Plaintiff Shareholders waiving any rights to the put obligation of the Company included in the Purchase Agreement.  Additionally, this payment repays in full all currently existing obligations by the Company to fund the escrow account or to pay the holdback amount under the Purchase Agreement.  The settlement also modified the language relating to the milestone payment payable to the Plaintiff Shareholders pursuant to the Purchase Agreement but still reflects a one-time payment of $5,000,000, payable in cash or stock, upon the achievement of one of such milestones.

The Company also reports that Cypress has reached an agreement with the Attorney General of the State of Texas to settle all claims arising from certain actions by Cypress under the Texas Medicaid Fraud Prevention Act prior to its acquisition by the Company in connection with a Civil Investigative Demand made on Cypress.  As part of the settlement, Cypress has agreed to pay $12,000,000 to the State of Texas, which amount was accrued in the Company’s financial statements at December 31, 2013 and recorded as an expense during the quarter ended December 31, 2013.  An initial payment of $2,000,000 is due and payable within ten business days of the effective date of the final settlement agreement (the “Effective Date”).  Thereafter, Cypress shall make subsequent payments of $2,000,000 on each of the first five anniversaries of the Effective Date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PERNIX THERAPEUTICS HOLDINGS, INC.

Dated: February 4, 2014	By:	/s/ Tracy Clifford
Tracy Clifford
Principal Financial and Accounting Officer